Exhibit 99.1

Wesco Aircraft Holdings Reports
Fiscal 2018 Fourth Quarter and Full Year Results
Provides Outlook for Fiscal 2019

VALENCIA, Calif., November 15, 2018 - Wesco Aircraft Holdings, Inc. (NYSE: WAIR), the world's leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry, today announced results for its fiscal 2018 fourth quarter ended September 30, 2018.
Fiscal 2018 Fourth Quarter Highlights

•	Net sales of $406.8 million, up 12.5 percent

•	Net income of $7.3 million, or $0.07 per diluted share

•	Adjusted net income(1) of $18.2 million, or $0.18 per diluted share

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $36.7 million, or 9.0 percent of net sales
Todd Renehan, chief executive officer, commented, “Net sales in the fourth quarter increased at a robust pace, reflecting continued positive aerospace market conditions and greater demand for supply chain services. At the same time, we maintained control over ongoing operating expenses as we proceeded deeper into Wesco 2020 execution. We also significantly reduced our inventory investment in the fourth quarter compared to last year, which helped drive positive cash flow from operations in the quarter and fiscal year.
“The stronger operational and financial performance we achieved in fiscal 2018 established a baseline that we intend to sustain and improve upon in fiscal 2019 while making more foundational changes to the business through our Wesco 2020 initiatives. As previously disclosed, we expect Wesco 2020 to generate significant run-rate benefits, with realization in fiscal 2019 to be partially offset by implementation costs. We anticipate full realization of Wesco 2020 benefits to be achieved in fiscal 2020.”
Fiscal 2018 Fourth Quarter Results
Net sales of $406.8 million in the fiscal 2018 fourth quarter were $45.3 million, or 12.5 percent, higher than the same period last year, reflecting an increase in long-term contracts, growth in ad-hoc sales and one-time sales of approximately $6 million associated with contract claims. The increase in long-term contracts was primarily due to higher chemical and hardware volume with new and existing customers, while ad-hoc growth reflected increased ordering by several key customers.
Gross profit was $98.8 million in the fourth quarter of fiscal 2018, compared with $87.5 million in the fiscal 2017 fourth quarter. The increase in gross profit compared to the same period last year was primarily due to higher sales volume.
Selling, general and administrative (SG&A) expenses totaled $76.4 million in the fiscal 2018 fourth quarter, compared with $67.5 million in the same period last year. The increase in SG&A expenses was primarily due to costs associated with the company’s Wesco 2020 initiatives, including consulting fees of approximately $5 million and retention-focused compensation expenses of approximately $2 million. SG&A expenses were 18.8 percent of net sales in the fiscal 2018 fourth quarter, compared with 18.7 percent in the same period last year.
Income from operations totaled $22.4 million, or 5.5 percent of net sales, in the fiscal 2018 fourth quarter. This compares with income from operations of $20.0 million, or 5.5 percent of net sales, in the same period last year. The increase in income from operations reflects higher gross profit, partially offset by an increase in SG&A expenses.
Net income was $7.3 million, or $0.07 per diluted share, in the fiscal 2018 fourth quarter. This compares with a net loss of $38.3 million, or $0.39 per diluted share, in the same period last year. The net loss in last year’s fourth quarter primarily reflects a previously disclosed non-cash income tax charge of $37.5 million on accumulated foreign earnings. Adjusted net income(1) in the fiscal 2018 fourth quarter was $18.2 million, or $0.18 per diluted share, compared with $8.4 million, or $0.08 per diluted share, in the same period last year.

Adjusted EBITDA(1) in the fiscal 2018 fourth quarter was $36.7 million, compared with $30.4 million in the same period last year. Adjusted EBITDA margin(1) was 9.0 percent, compared with 8.4 percent in the same period last year.
Net cash provided by operating activities totaled $36.9 million in the fiscal 2018 fourth quarter, an improvement of $31.0 million compared with $5.9 million in the same period last year. Free cash flow(1) was $35.3 million in the fiscal 2018 fourth quarter, compared with $3.8 million in the same period last year, an improvement of $31.5 million. Improvements in net cash provided by operating activities and free cash flow were primarily due to a decline in inventory investment and an increase in net income.
Fiscal 2018 Results
Net sales were $1,570.5 million in fiscal 2018, an increase of 9.9 percent compared with fiscal 2017, primarily due to higher long-term contracts and ad-hoc sales, as well as one-time sales of approximately $17 million associated with contract claims.
Income from operations totaled $109.5 million, or 7.0 percent of net sales, in fiscal 2018. This compares with a loss from operations of $208.8 million in fiscal 2017. The increase in income from operations primarily reflects higher gross profit and a previously disclosed $311.1 million non-cash goodwill impairment charge recorded in fiscal 2017, partially offset by an increase in SG&A expenses.
Net income was $32.7 million, or $0.33 per diluted share, in fiscal 2018, compared with a net loss of $237.3 million, or $2.40 per diluted share, in fiscal 2017. Adjusted net income(1) was $75.0 million, or $0.75 per diluted share in fiscal 2018, compared with $57.9 million, or $0.59 per diluted share, in fiscal 2017.
Adjusted EBITDA(1) in fiscal 2018 was $161.2 million, or 10.3 percent of net sales, compared with $136.6 million, or 9.6 percent of net sales, in fiscal 2017.
Net cash provided by operating activities totaled $17.9 million in fiscal 2018, an improvement of $44.8 million compared with net cash used in operating activities of $26.9 million in fiscal 2017. Free cash flow(1) was $12.2 million in fiscal 2018, an improvement of $48.1 million compared with negative free cash flow(1) of $35.9 million in fiscal 2017. Improvements in net cash provided by operating activities and free cash flow were primarily due to an increase in net income and a decline in inventory investment.

Fiscal 2019 Outlook
The company expects net sales in fiscal 2019 to increase at a mid-single-digit percentage rate compared to fiscal 2018, primarily due to new business, volume increases on existing contracts and growth in ad-hoc sales. Higher sales volume, Wesco 2020 benefits and expense leverage are expected to drive a high-single-digit percentage increase in adjusted EBITDA .
Conference Call Information
Wesco Aircraft will hold a conference call to discuss its fiscal 2018 fourth quarter and full year results at 2:00 p.m. PST (5:00 p.m. EST) today, November 15, 2018. The conference call can be accessed by dialing 866-763-0010 (domestic) or 703-871-3797 (international) and entering passcode 1656768.
The conference call will be simultaneously broadcast on Wesco Aircraft’s Investor Relations website (http://ir.wescoair.com).
Following the live webcast, a replay will be available on the company’s website for one year. A telephonic replay also will be available approximately two hours after the conference call and may be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 1656768. The telephonic replay will be available until November 22, 2018 at 11:59 p.m. EST.
About Wesco Aircraft
Wesco Aircraft is the world’s leading independent distributor and provider of comprehensive supply chain management services to the global aerospace industry. The company’s services range from traditional distribution to the management of supplier relationships, quality assurance, kitting, just-in-time delivery, chemical management services, third-party logistics or fourth-party logistics and point-of-use inventory management. The company believes it offers one of the world’s broadest portfolios of aerospace products, including C-class hardware, chemicals and electronic components and comprised of more than 563,000 active SKUs.
To learn more about Wesco Aircraft, visit our website at www.wescoair.com. Follow Wesco Aircraft on LinkedIn at https://www.linkedin.com/company/wesco-aircraft-corp.

Footnotes
(1) Non-GAAP financial measure - see the tables following this press release for reconciliations of GAAP to non-GAAP results.
Non-GAAP Financial Information
Adjusted net income represents net income (loss) before: (i) amortization of intangible assets, (ii) amortization or write-off of deferred issuance costs, (iii) special items and (iv) the tax effect of items (i) through (iii) above calculated using an estimated effective tax rate.
Adjusted basic earnings per share represents basic earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted diluted earnings per share represents diluted earnings per share calculated using adjusted net income as opposed to net income (loss).
Adjusted EBITDA represents net income (loss) before: (i) income tax provision, (ii) net interest expense, (iii) depreciation and amortization and (iv) special items.
Adjusted EBITDA margin represents adjusted EBITDA divided by net sales.
Free cash flow represents net cash provided by (used in) operating activities less purchases of property and equipment.
Wesco Aircraft utilizes and discusses adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow, which are non-GAAP measures management uses to evaluate the company’s business, because it believes these measures assist investors and analysts in comparing the company’s performance across reporting periods on a consistent basis by excluding items that management does not believe are indicative of the company’s core operating performance. Wesco Aircraft believes these metrics are used in the financial community, and the company presents these metrics to enhance understanding of its operating performance. Readers should not consider adjusted EBITDA and adjusted net income as alternatives to net income (loss), determined in accordance with GAAP, as an indicator of operating performance. Adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow are not measurements of financial performance under GAAP, and these metrics may not be comparable to similarly titled measures of other companies. See the tables following this press release for reconciliations of adjusted net income, adjusted basic earnings per share, adjusted diluted earnings per share, adjusted EBITDA, adjusted EBITDA margin and free cash flow to the most directly comparable financial measures calculated and presented in accordance with GAAP.
Forward-Looking Statements
This press release contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Wesco Aircraft Holdings, Inc. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of management, as well as assumptions made by, and information currently available to, management. In some cases, readers can identify forward-looking statements by the use of forward-looking terms such as “achieve,” “anticipate,” “believe,” “continue,” “drive,” “execute,” “expect,” “improve,” “intend,” “outlook,” “sustain,” “will” or similar words, phrases or expressions. These forward-looking statements are subject to various risks and uncertainties, many of which are outside the company’s control. Therefore, the reader should not place undue reliance on such statements.
Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following: general economic and industry conditions; conditions in the credit markets; changes in military spending; risks unique to suppliers of equipment and services to the U.S. government; risks associated with the loss of significant customers, a material reduction in purchase orders by significant customers, or the delay, scaling back or elimination of significant programs on which the company relies; the company’s ability to effectively compete in its industry; risks associated with the company’s long-term, fixed-price agreements that have no guarantee of future sales volumes; the company’s ability to effectively manage its inventory; the company’s suppliers’ ability to provide it with the products the company sells in a timely manner, in adequate quantities and/or at a reasonable cost, while also meeting the company’s customers’ quality standards; the company’s ability to maintain effective information technology systems and effectively implement its new warehouse management system; the company’s ability to successfully execute and realize the expected financial benefits from its “Wesco 2020” initiative; the company’s ability to retain key personnel; risks associated with the company’s international operations, including exposure to foreign currency movements; changes in trade policies; risks associated with assumptions the company makes in connection with its critical accounting estimates (including goodwill, excess and obsolete inventory and valuation allowance of the company’s deferred tax assets) and legal proceedings; changes in U.S. income tax law; the company’s dependence on third-party package delivery companies; fuel price risks; fluctuations in the company’s financial results from period-to-period; environmental risks; risks related to the handling, transportation and storage of chemical products; risks related to the aerospace industry and the regulation thereof; risks related to the company’s indebtedness; and other risks and uncertainties.
The foregoing list of factors is not exhaustive. The reader should carefully consider the foregoing factors and the other risks and uncertainties that affect the company’s business, including those described in Wesco Aircraft’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the Securities and Exchange Commission. All forward-looking statements included in this news release (including information included or incorporated by reference herein) are based upon information available to the company as of the date hereof, and the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact Information:
Jeff Misakian
Vice President, Investor Relations
661-362-6847
Jeff.Misakian@wescoair.com

Wesco Aircraft Holdings, Inc.
Consolidated Statements of Income (Loss)
(UNAUDITED)
(In thousands, except share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net sales	$406,817	$361,552	$1,570,450	$1,429,429
Cost of sales	308,017	274,065	1,167,294	1,067,522
Gross profit	98,800	87,487	403,156	361,907
Selling, general and administrative expenses	76,428	67,517	293,688	259,588
Goodwill impairment charge	—	—	—	311,114
Income (loss) from operations	22,372	19,970	109,468	(208,795)
Interest expense, net	(12,360)	(10,292)	(48,880)	(39,821)
Other (expense) income, net	(367)	80	24	369
Income (loss) before income taxes	9,645	9,758	60,612	(248,247)
(Provision) benefit for income taxes	(2,371)	(48,045)	(27,958)	10,901
Net income (loss)	$7,274	$(38,287)	$32,654	$(237,346)

Net income (loss) per share:
Basic	$0.07	$(0.39)	$0.33	$(2.40)
Diluted	$0.07	$(0.39)	$0.33	$(2.40)
Weighted average shares outstanding:
Basic	99,214,233	98,906,379	99,156,998	98,700,879
Diluted	99,922,457	98,906,379	99,500,477	98,700,879

Wesco Aircraft Holdings, Inc.
Condensed Consolidated Balance Sheets (UNAUDITED)
(In thousands)

	September 30, 2018	September 30, 2017
Assets
Cash and cash equivalents	$46,222	$61,625
Accounts receivable, net	283,775	256,301
Inventories	884,212	827,870
Prepaid expenses and other current assets	15,291	13,733
Income taxes receivable	2,017	3,617
Total current assets	1,231,517	1,163,146
Long-term assets	557,959	590,961
Total assets	$1,789,476	$1,754,107
Liabilities and Stockholders’ Equity
Accounts payable	$180,494	$184,273
Accrued expenses and other current liabilities	42,767	35,329
Income taxes payable	2,295	3,290
Capital lease obligations, current portion	2,205	2,952
Short-term borrowings and current portion of long-term debt	74,000	75,000
Total current liabilities	301,761	300,844
Capital lease obligations, less current portion	2,329	2,013
Long-term debt, less current portion	771,777	788,838
Deferred income taxes	2,803	3,197
Other liabilities	18,337	9,484
Total liabilities	1,097,007	1,104,376
Total stockholders’ equity	692,469	649,731
Total liabilities and stockholders’ equity	$1,789,476	$1,754,107

 Wesco Aircraft Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (UNAUDITED)
(In thousands)

	Fiscal Year Ended September 30,
	2018	2017
Cash flows from operating activities
Net income (loss)	$32,654	$(237,346)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	29,256	28,352
Amortization of deferred debt issuance costs	5,688	6,143
Stock-based compensation expense	9,252	7,335
Inventory provision	16,780	12,900
Goodwill impairment charge	—	311,114
Deferred income taxes	9,172	(21,070)
Other non-cash items	(395)	1,659
Subtotal	102,407	109,087
Changes in assets and liabilities
Accounts receivable	(28,393)	(8,531)
Inventories	(73,106)	(129,772)
Other current and long-term assets	1,909	(8,148)
Accounts payable	(3,430)	2,201
Other current and long-term liabilities	18,481	8,235
Net cash provided by (used in) operating activities	17,868	(26,928)
Cash flows from investing activities
Purchase of property and equipment	(5,666)	(8,923)
Net cash used in investing activities	(5,666)	(8,923)
Cash flows from financing activities
Proceeds from short-term borrowings	67,500	77,000
Repayment of short-term borrowings	(68,500)	(22,000)
Repayment of borrowings and capital lease obligations	(23,001)	(23,451)
Debt issuance costs	(1,900)	(12,796)
Net cash (paid) received for activities related to stock-based incentive plans	(1,243)	1,892
Net cash (used in) provided by financing activities	(27,144)	20,645
Effect of foreign currency exchange rate on cash and cash equivalents	(461)	(230)
Net decrease in cash and cash equivalents	(15,403)	(15,436)
Cash and cash equivalents, beginning of period	61,625	77,061
Cash and cash equivalents, end of period	$46,222	$61,625

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Adjusted Net Income and
Adjusted Earnings Per Share (UNAUDITED)
(Dollars in thousands, except share data)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Adjusted Net Income
Net income (loss)	$7,274	$(38,287)	$32,654	$(237,346)
Amortization of intangible assets	3,714	3,753	14,855	14,936
Amortization of deferred debt issuance costs	1,388	1,007	5,688	6,143
Goodwill impairment	—	—	—	311,114
Special items (1)	7,362	2,788	22,441	5,587
Adjustments for tax effect (2)	(1,578)	39,128	(660)	(42,498)
Adjusted net income	$18,160	$8,389	$74,978	$57,936

Adjusted Earnings Per Share
Weighted-average number of basic shares outstanding	99,214,233	98,906,379	99,156,998	98,700,879
Adjusted net income per basic share	$0.18	$0.08	$0.76	$0.59

Adjusted Diluted Earnings Per Share
Weighted-average number of diluted shares outstanding	99,922,457	98,906,379	99,500,477	98,700,879
Adjusted net income per diluted share	$0.18	$0.08	$0.75	$0.59

(1)
Special items in the fourth quarter of fiscal 2018 consisted primarily of consulting fees of $4.7 million and other costs of $2.3 million associated with the company’s Wesco 2020 initiative. Special items in the fourth quarter of fiscal 2017 consisted of business realignment and other expenses of $2.8 million.

Special items in fiscal 2018 consisted primarily of consulting fees of $16.1 million and other costs of $4.3 million associated with the company’s Wesco 2020 initiative, as well as settlement of litigation and related fees of $1.3 million. Special items in fiscal 2017 consisted of business realignment and other expenses of $5.6 million.
(2) The adjustment for tax effect in the fourth quarter of fiscal 2018 included a $1.9 million tax provision related to the adjustment of deferred tax assets and liabilities to reflect the reduction of the U.S. federal tax rate, a $0.8 million tax provision on foreign earnings as a transition tax and a $0.9 million tax benefit related to the release of a previously recorded deferred tax liability on unremitted foreign earnings, all of which were related to the Tax Cuts and Jobs Act. The adjustment for tax effect in the fourth quarter of fiscal 2017 included a $37.5 million tax provision for accumulated foreign earnings and a $4.3 million tax provision for other discrete tax items.
The adjustments for tax effect in fiscal 2018 included a $39.5 million tax provision related to the adjustment of deferred tax assets and liabilities to reflect the reduction of the U.S. federal tax rate, a $9.9 million tax provision on foreign earnings as a transition tax and a $38.6 million tax benefit related to the release of a previously recorded deferred tax liability on unremitted foreign earnings, all of which were related to the Tax Cuts and Jobs Act. The adjustment for tax effect in fiscal 2017 included a $37.5 million tax provision for accumulated foreign earnings, a $10.6 million valuation allowance on deferred tax assets and a $4.3 million tax provision for other discrete tax items.

Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - EBITDA and Adjusted EBITDA (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2018	2017	2018	2017
Net Sales	$406,817	$361,552	$1,570,450	$1,429,429

EBITDA and Adjusted EBITDA
Net income (loss)	$7,274	$(38,287)	$32,654	$(237,346)
Provision (benefit) for income taxes	2,371	48,045	27,958	(10,901)
Interest expense, net	12,360	10,292	48,880	39,821
Depreciation and amortization	7,347	7,540	29,256	28,352
EBITDA	29,352	27,590	138,748	(180,074)
Goodwill impairment	—	—	—	311,114
Special items (1)	7,362	2,788	22,441	5,587
Adjusted EBITDA	$36,714	$30,378	$161,189	$136,627

Adjusted EBITDA margin	9.0%	8.4%	10.3%	9.6%

(1)
Special items in the fourth quarter of fiscal 2018 consisted primarily of consulting fees of $4.7 million and other costs of $2.3 million associated with the company’s Wesco 2020 initiative. Special items in the fourth quarter of fiscal 2017 consisted of business realignment and other expenses of $2.8 million.

Special items in fiscal 2018 consisted primarily of consulting fees of $16.1 million and other costs of $4.3 million associated with the company’s Wesco 2020 initiative, as well as settlement of litigation and related fees of $1.3 million. Special items in fiscal 2017 consisted of business realignment and other expenses of $5.6 million.

 Wesco Aircraft Holdings, Inc.
Non-GAAP Financial Information - Free Cash Flow (UNAUDITED)
(Dollars in thousands)

	Three Months Ended September 30,		Increase (Decrease)
	2018	2017

Net cash provided by operating activities	$36,933	$5,918	$31,015
Purchase of property and equipment	(1,657)	(2,092)	435
Free cash flow	$35,276	$3,826	$31,450

	Fiscal Year Ended September 30,		Increase (Decrease)
	2018	2017

Net cash provided by (used in) operating activities	$17,868	$(26,928)	$44,796
Purchase of property and equipment	(5,666)	(8,923)	3,257
Free cash flow	$12,202	$(35,851)	$48,053